Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

Pace plc

We consent to the incorporation by reference in the registration statement on Form S-8 of ARRIS International plc (formerly ARRIS International Ltd) of our report dated July 2, 2015, with respect to the consolidated balance sheets of Pace plc as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 which report appears in the prospectus of ARRIS International plc (formerly ARRIS International Ltd).

Yours faithfully

/s/ KPMG LLP

KPMG LLP

Leeds, United Kingdom

4 January 2016